Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-120511, 333-109185, 333-06298, 333-16665, 333-118764, 333-91755, 333-52852, 333-102240, 33-36498, 33-45617, 333-132100, 333-161516, and 333-75243 of Microsoft Corporation on Form S-8 and Registration Statement Nos. 333-43449, 333-110107, 333-108843, and 333-155495 of Microsoft Corporation on Form S-3 of our reports dated July 30, 2010, relating to the financial statements of Microsoft Corporation and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Microsoft Corporation for the year ended June 30, 2010.

/s/    DELOITTE & TOUCHE LLP

Seattle, Washington

July 30, 2010